As of December 31, 2006, all of the below listed direct or indirect subsidiaries of inVentiv Health, Inc. and their direct and indirect subsidiaries will be, either directly or indirectly, 100% owned by inVentiv Health, Inc.

Legal Entity	Incorporation State	Country
Health Products Research, Inc.	New Jersey	US
Promotech Research Associates, Inc.	Colorado	US
Ventiv Commercial Services, LLC	New Jersey	US
Franklin Pharma Services, LLC	New Jersey	US
Pharmaceutical Resource Solutions LLC	Delaware	US
Medconference LLC	Delaware	US
DialogCoach LLC	Delaware	US
Ignite Health LLC	Delaware	US
Chamberlain Communications LLC	Delaware	US
Smith Hanley Holding Corp.	Delaware	US
Synergos LLC	Delaware	US
Smith Hanley Consulting Group, LLC	Delaware	US
MedFocus, LLC	Delaware	US
inVentiv Clinical Solutions LLC	Delaware	US
Smith Hanley Associates, LLC	Delaware	US
Anova Clinical Resources, LLC	Delaware	US
HHI Clinical & Statistical Research Services, LLC	Delaware	US
Adheris, Inc.	Delaware	US
InChord Holding Corporation	Delaware	US
inVentiv Communications, Inc.	Ohio	US
Gerbig, Snell Weisheimer Advertising, LLC	Ohio	US
Creative Healthcare Solutions, LLC	Ohio	US
Taylor Search Partners, LLC	Ohio	US
Blue Diesel, LLC	Ohio	US
Y Brand Outlook LLC	Ohio	US
Rxpedite LLC	Ohio	US
Cadent Medical Communications LLC	Ohio	US
Stonefly Communications Group LLC	Ohio	US
Navicor Group LLC	Ohio	US
InChord Global LLC	Ohio	US
The Center for Biomedical Continuing Education LLC	Ohio	US
InChord Group Limited		UK
Inchord, Limited LLC		UK
Kestrel Healthcare Limited		UK
Rapid Deployment Group Limited		UK
Ventiv Health Limited		UK
Ventiv Holdings (UK)		UK
Ventiv Pharma Services Canada, Inc.		Canada
inVentiv Canada ULC		Canada
inVentiv International B.V.		Netherlands
Pharmaceutical Resource Solutions of Puerto Rico, Inc.		Puerto Rico